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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransCanada PipeLines Limited

We consent to the inclusion in this Annual Report on Form 40-F of:

•
our auditors' report dated February 14, 2011 on the consolidated balance sheets of TransCanada PipeLines Limited as at December 31, 2010 and 2009, and the consolidated statements of income, comprehensive income, accumulated other comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010,

•
our Independent Auditors' Report of Registered Public Accounting Firm dated February 14, 2011 on the consolidated balance sheets of TransCanada PipeLines Limited as at December 31, 2010 and 2009, and the consolidated statements of income, comprehensive income, accumulated other comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, and

•
our Report of Independent Registered Public Accounting Firm dated February 14, 2011 on TransCanada PipeLines Limited's internal control over financial reporting as of December 31, 2010,

each of which is contained in this annual report on Form 40-F of TransCanada PipeLines Limited for the fiscal year ended December 31, 2010.

We also consent to incorporation by reference of the above mentioned audit reports in TransCanada PipeLines Limited's Registration Statement (No. 333-163641) on Form F-9 dated December 10, 2009 and Amendment No. 1 to Form F-9 dated December 18, 2009.

/s/ KPMG LLP
Chartered Accountants
Calgary, Canada

February 14, 2011

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  Exhibit 23.1